SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Oak Technology, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 18, 2002

To Our Stockholders:

      We will hold the 2002 annual meeting of stockholders of Oak Technology, Inc. at 9:00 a.m., local time, on Wednesday, December 18, 2002 at Oak’s corporate headquarters located at 1390 Kifer Road, Sunnyvale, California, to consider the following proposals:

1.	To elect two Class II directors to hold office for a three-year term or until their successors are elected and qualified;

2.	To approve an amendment to the Amended and Restated 1994 Employee Stock Purchase Plan to:

•	increase the number of shares of common stock authorized for issuance over the term of the Purchase Plan by 500,000 shares; and

•	extend the term of the Purchase Plan until December 18, 2012;

3.	To approve an amendment to the 1994 Employee Stock Option Plan to:

•	increase the number of shares of common stock authorized for issuance over the term of the Option Plan by 2,500,000 shares;

•	extend the term of the Option Plan until December 18, 2012; and

•	prohibit the repricing of options under the Plan without stockholder approval;

4.	To approve a one-time exchange of options having an exercise price greater than $5.00 for a lesser number of new options to be granted at least six months and one day from the cancellation of the surrendered options;

5.	To ratify the appointment of PricewaterhouseCoopers LLP as Oak’s independent public accountants for the fiscal year ending June 30, 2003; and

6.	To transact any other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Your Board of Directors unanimously recommends that you vote to approve the proposals before you.

We describe the proposals more fully in the accompanying proxy statement, which we urge you to read.

Only stockholders of record at the close of business on October 23, 2002 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement.

Your vote is important. To assure that your shares are represented at the annual meeting, you are urged to complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided, or call the toll-free telephone number or use the internet by following the instructions included with your proxy card, whether or not you plan to attend the annual meeting in person. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. You may vote in person at the annual meeting even if you have returned a proxy.

By Order of the Board of Directors,

/s/ DAVID J. POWER

DAVID J. POWER
Vice President, General Counsel & Secretary

Sunnyvale, California

November 4, 2002

OAK TECHNOLOGY, INC.

1390 Kifer Road
Sunnyvale, California 94086
(408) 523-6500

PROXY STATEMENT

INTRODUCTION

      The accompanying proxy is solicited by the Board of Directors of Oak Technology, Inc., a Delaware corporation (“we,” “us,” “Oak” or the “Company”), for use at the 2002 annual meeting of stockholders to be held on Wednesday, December 18, 2002 at 9:00 a.m. local time, or any adjournment thereof, for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting. The annual meeting will be held at Oak’s corporate headquarters located at 1390 Kifer Road, Sunnyvale, California.

      These proxy solicitation materials were mailed on or about November 4, 2002 to all stockholders entitled to vote at the annual meeting.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

Why did you send me this proxy statement?

      We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at our annual meeting of stockholders which will take place on December 18, 2002. This Proxy Statement summarizes information concerning the proposal. This information will help you to make an informed vote at the annual meeting.

What proposals will be voted on at the meeting?

      There are five proposals scheduled to be voted on at the meeting:

(1) The election of two Class II directors.

(2) The approval of an amendment to the Amended and Restated 1994 Employee Stock Purchase Plan to:

•	increase the number of shares of common stock authorized for issuance over the term of the Purchase Plan by 500,000 shares; and

•	extend the term of the Purchase Plan until December 18, 2012.

(3) The approval of an amendment to the 1994 Stock Option Plan to:

•	increase the number of shares of common stock authorized for issuance over the term of the Option Plan by 2,500,000 shares;

•	extend the term of the Option Plan until December 18, 2012; and

•	prohibit the repricing of options under the Plan without stockholder approval.

(4) The approval of a one-time exchange of outstanding options having an exercise price equal to or greater than $5.00 for a lesser number of new options to be granted at least six months and one day from the cancellation of the surrendered options.

(5) The ratification of independent accountants.

What is our voting recommendation?

      Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” each of the other proposals.

Who is entitled to vote?

      Only stockholders of record of our common stock at the close of business on October 23, 2002 are entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, there were 55,802,253 shares of our common stock outstanding and entitled to vote, held of record by 259 stockholders. Each stockholder is entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

      Most Oak stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

      If your shares are registered directly in your name with our transfer agent, EquiServe Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

      If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

      Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

      Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

How can I vote my shares without attending the meeting?

      Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card. You may vote via the Internet at the following address on the World Wide Web: www.eproxyvote.com/oakt.

By Telephone — If you live in the United States or Canada, you may submit your proxy by following the “Vote by Phone” instructions on the proxy card. Stockholders may vote telephonically by calling EquiServe toll-free at 1-877-779-8683.

By Mail — You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Can I change my vote after I mail my proxy card?

      Yes. You can change your vote at any time before we vote your proxy at your meeting. You can do so in several ways:

•	First, you can send a written notice to our Corporate Secretary at our principal executive offices in Sunnyvale, California stating that you would like to revoke your proxy.

•	Second, you can complete a new proxy card and send it to our Corporate Secretary, and the new proxy card will automatically replace any earlier dated proxy card that you returned.

•	Third, you can attend the annual meeting and vote in person.

•	Fourth, if you instructed a broker to vote your shares, follow your broker’s directions for changing those instructions.

      If you choose to revoke your proxy by attending the annual meeting, you must vote at the meeting in accordance with the rules for voting at the annual meeting. Attending the annual meeting will not, by itself, constitute revocation of a proxy.

How are votes counted?

      In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of our nominees to the Board, “FOR” all other items described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What vote is required to approve each of the proposals?

      With respect to the proposal to elect two Class II directors, the two nominees receiving the greatest number of votes will be elected, even if they receive less than a majority of shares present and entitled to vote. Abstentions are not counted towards the tabulation of votes cast for the election of directors.

      All other proposals require the affirmative “FOR” vote of a majority of those shares present and entitled to vote.

What does it mean if I receive more than one proxy or voting instruction card?

      It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the meeting?

      We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2003.

What happens if additional proposals are presented at the meeting?

      Other than the five proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Must a minimum number of stockholders vote or be present at the annual meeting?

      A quorum of stockholders is necessary to hold a valid meeting. Our bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares that are voted “FOR”, “AGAINST”, “WITHHELD” OR “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the annual meeting with respect to such matter. The inspector of election will also treat broker non-votes as shares that are present and entitled to vote for purposes of determining a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote such shares.

Is cumulative voting permitted for the election of directors?

      Stockholders may not cumulate votes in the election of directors.

Who will bear the cost of soliciting votes for the meeting?

      We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials and/or vote over the Internet, however, you are responsible for Internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also have hired Georgeson Shareholder Communications, Inc. (“GSC”) to assist us in the distribution of proxy materials and the solicitation of votes. We will pay GSC a fee of $7,000 plus expenses for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

General

      We have a classified Board of Directors currently consisting of two Class I directors (Peter Simone and Young K. Sohn), two Class II directors (Albert Y. C. Yu and K.C. Murphy), and two Class III directors (Richard B. Black and David Rynne) who serve for three-year terms or until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on that annual meeting date. The term for Class I directors expires in 2004, the term for Class II directors expires on the date of the 2002 annual meeting, and the term for Class III directors expires in 2003. Vacancies on the Oak Board resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by vote of the stockholders) may be filled by a majority vote of the directors then in office, and directors so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. Timothy Tomlinson, a Class I director, resigned as of September 30, 2002.

      Management’s nominees for election by the stockholders as Class II directors are Albert Y. C. Yu and K.C. Murphy, the current Class II directors. If elected, the nominees will serve as directors until our annual meeting of stockholders held with respect to fiscal year 2005, or until their successors are elected and qualified. If any of these nominees declines to serve, proxies may be voted for a substitute nominee as we may designate.

      If a quorum is present and voting, the two nominees for Class II directors receiving the highest number of votes “FOR” will be elected as the Class II directors.

      The Board of Directors recommends a vote “FOR” the election of Dr. Yu and Mr. Murphy.

Directors

      The following sets forth certain information concerning our current directors, including the Class II nominees to be elected at this annual meeting.

Name	Age	Positions with the Company	Director Since

Class I directors whose term expires at the 2004 annual meeting:
Peter Simone	55	Director	2000
Young K. Sohn	46	Chairman of the Board of Directors, President and Chief Executive Officer	1998
Class II director nominees:
Albert Y. C. Yu	61	Director	1999
K.C. Murphy	48	Director	2001
Class III directors whose term expires at the 2003 annual meeting:
Richard B. Black	69	Vice Chairman of the Board of Directors	1992
David Rynne	61	Director	2001

      Mr. Simone has been a director of Oak since January 2000. Mr. Simone served as President and as a director of Active Control Experts, Inc. from September 2000 to January 2001, and as a consultant from February to August 2000 and from February to June 2001. From October 1997 to January 2000, when Xionics Document Technologies, Inc. was acquired by Oak, Mr. Simone served as Xionics’ Chief Executive Officer and President. He served as Chief Operating Officer and President of Xionics from April 1997 until October 1997. Prior to joining Xionics, Mr. Simone served as Group Vice President of Simplex Time Recorder Company, a manufacturer and supplier of hardware and software based systems for workforce management, building life safety, and security from December 1992 until December 1996. Mr. Simone is a director of Cymer Inc. and Defect Yield Management, Inc. Mr. Simone holds a B.S.A. in accounting from Bentley College and an M.B.A. from Babson College.

      Mr. Sohn joined Oak as President and Chief Executive Officer in February 1999. He has also been a director of Oak since January 1998 and the Chairman of the Board since July 2001. Prior to joining Oak, and since January 1993, Mr. Sohn was employed by Quantum Corporation, most recently as President of its Hard Drive Business. From August 1983 to January 1993, he acted as Director of Marketing at Intel Corporation. Mr. Sohn currently serves on the board of directors of PLX Technology Inc. He holds a B.S. in electrical engineering from the University of Pennsylvania and an M.S. (M.B.A.) from the Massachusetts Institute of Technology.

      Dr. Yu was Senior Vice President, and a member of the corporate Management Committee of Intel Corporation until his retirement in September, 2002. He has been with Intel for almost thirty years and was the Senior Vice President, General Manager of the heart of Intel’s business: microprocessors, chipsets for over sixteen years. He was also in charge of Intel corporate strategy that led to its entry into the optoelectronics business and its extensive international expansion programs. Prior to Intel, he was with Fairchild R&D Lab, where he conducted research and development of solid-state devices and circuits. Yu received his doctorate and master’s degrees from Stanford University and his bachelor’s degree from California Institute of Technology, all in electrical engineering.

      Mr. Murphy has been a director of Oak since October 2001. Mr. Murphy served as Vice President and General Manager of AdvancedMixed-Signal Businesses for Broadcom Corporation from 2000 to 2001. Prior to Broadcom, Mr. Murphy was President, Chief Executive Officer and Chairman of Pivotal Technologies from 1999 until its acquisition by Broadcom in June 2000. Before joining Pivotal, from 1996 to 1999, Mr. Murphy was Executive Vice President,Strategic Business Group and Corporate Strategy for Cadence Design Systems. Prior to Cadence, Mr. Murphy spent 17 years with Advanced Micro Devices where he held various management positions in strategic marketing, product development, and technical applications. Mr. Murphy holds a B.S. degree in electrical engineering from the Massachusetts Institute of Technology.

      Mr. Black has been a director of Oak since November 1992 and was also a director from December 1989 to January 1991. He also served as President of Oak from January 1998 to February 1999, as well as acting President of Oak’s optical storage group from August 1998 to February 1999. From August 1983 to the present, Mr. Black has served as Chairman of ECRM Incorporated, a manufacturer of electronic publishing equipment from August, 1983 until March 2002 and as president from March 2002 until present. Since April 2001 until March 2002, he served as President of Luxcore Networks, Inc., an optical networking company. From April 1987 to December 1998, he was general partner of KBA Partners, LP, a technology venture capital partnership, and from September 2000 to the present, general partner of OPNet Partners LP, a technology investment partnership. Mr. Black is also a director of Gabelli Group Capital Partners, Morgan Group Inc., GSI Lumonics, Antigen Communications, Inc. as well as several private companies. Mr. Black holds a B.S. degree in civil engineering from Texas A&M University and an M.B.A. from Harvard University.

      Mr. Rynne has been a director of Oak since June 2001. Mr. Rynne is a retired senior financial executive with more than 35 years of experience in growing technology companies. Most recently, Mr. Rynne served as Chief Executive Officer of Receipt.com from July to December 1999 and as Vice President at Nortel Networks from August 1998 to June 1999. He served as Chief Financial Officer at Bay Networks from January 1997 to August 1998. Prior to joining Bay Networks, Mr. Rynne served as Chief Financial Officer at Tandem Computers from June 1983 to December 1996, and held a variety of financial management positions during an 18-year career at Burroughs Corporation. He is currently Chairman of the Board of Directors of Netfuel, Inc., a programmable network company; and serves on the Board of Directors of PD-LD, Inc., a fiber optic component company.

Board and Committee Meetings

      During the fiscal year ended June 30, 2002, our Board held five formal meetings. During fiscal 2002, each of the directors who was then in office attended at least 75% of the total number of Board meetings held and at least 75% of the total number of committee meetings on which such director served.

      The Board of Directors currently has an Audit Committee, a Compensation Committee, and a Corporate Governance Committee. The Audit Committee and the Compensation Committee are each composed of independent, non-employee directors in accordance with applicable securities and treasury regulations.

Audit Committee

      The Audit Committee’s function is to assist the Board in fulfilling its financial oversight responsibilities and to review our financial reporting process, systems of internal control, audit process and process for monitoring compliance with laws and regulations. The Audit Committee also performs those functions set forth in a written charter adopted by our Board of Directors. During fiscal year 2002, Messrs. Rynne, Simone and Tomlinson served on the Audit Committee. Since September 30, 2002, the Audit Committee has been comprised of Messrs. Murphy, Rynne and Simone. The Audit Committee held eight formal meetings during the fiscal year ended June 30, 2002.

Compensation Committee

      The Compensation Committee’s primary function is to provide guidance and leadership to the Board and senior management of Oak to enable them to design and execute compensation programs which attract and retain key talents. The primary role of the Compensation Committee is to review and approve salary, bonus, stock options and other benefits, direct or indirect, of our employees. During fiscal year 2002, Mr. Rynne and Dr. Yu served on the Compensation Committee. The Compensation Committee held seven formal meetings during the fiscal year ended June 30, 2002.

Corporate Governance Committee

      The primary function of the Corporate Governance Committee is to review and make recommendations regarding board policies, procedures and practices, including the criteria and qualifications for election to the Board, the structure, composition and members of Board committees and the overall effectiveness of the Board and areas for improvement. During fiscal year 2002, Mr. Black, Rynne and Tomlinson served on the Corporate Governance Committee. Since September 30, 2002, the Corporate Governance Committee has been comprised of Messrs. Black and Rynne. The Corporate Governance Committee held one formal meeting during the fiscal year ended June 30, 2002.

Director Compensation

      Each non-employee director receives an annual retainer of $20,000 and a quarterly meeting fee of $2,000. In addition, all non-employee directors of Oak receive up to an additional $2,500 per fiscal quarter if they serve as a chairman of a committee of our Board or up to an additional $1,500 per fiscal quarter if they serve as a member (other than chairman) of a committee of our Board.

      In December 1994, the Board adopted, and in January 1995 our stockholders approved, the 1994 Directors’ Option Plan (the “Directors Plan”), which provides for the automatic grant of options to purchase shares of common stock to our non-employee directors. The maximum number of shares of common stock that may be issued pursuant to options granted under the Directors Plan is 500,000. The maximum number of shares of common stock that may be issued to any one non-employee director under the Directors Plan is 80,000. The Directors Plan provides for an automatic initial grant of options for 50,000 shares of common stock to each non-employee director who becomes a member of the Board, on the date the non-employee director first joins the Oak Board (the “Initial Grant”). Each year following the date on which our Board adopted the Directors Plan, on July 1st, each non-employee director is automatically granted an additional option for 12,500 shares of common stock (a “Succeeding Grant”). Each Initial Grant and each Succeeding Grant vests as to 2% of the shares on the first month following the date of grant and as to an additional 2% of the shares on each subsequent month thereafter, so long as the non-employee director remains a member of our Board.

      Under the Directors Plan, in February 2002, each of Messrs. Black, Murphy, Rynne, Simone, Tomlinson and Yu received a Succeeding Grant under the Directors’ Plan of 12,500 shares at an exercise price of $15.51 per share.

PROPOSAL 2

APPROVAL OF AMENDMENTS TO AMENDED AND RESTATED

1994 EMPLOYEE STOCK PURCHASE PLAN

      Our stockholders are being asked to approve an amendment to our Amended and Restated 1994 Employee Stock Purchase Plan (the “Purchase Plan”) to:

•	increase the number of shares of common stock available for issuance by 500,000 shares; and

•	extend the term of the Purchase Plan until December 18, 2012.

      All share and per share amounts included in this Proposal reflect the two-for-one (2-for-1) stock split effected on March 28, 1996.

      The amendments to the Purchase Plan which are the subject of this Proposal were adopted by the Board of Directors in October 2002, subject to approval by the stockholders at the annual meeting.

      The Board of Directors believes that the Purchase Plan is an important factor in attracting and retaining highly qualified individuals and in motivating such individuals to devote their maximum efforts toward the advancement of the Company. The Board believes that the above amendments further these objectives by assuring continuing availability of common stock to our employees through the Purchase Plan, which will not only serve as a reward for the efforts of our employees, but will also build an equity ownership interest in Oak which will align the interests of the our employees with those of our stockholders.

      As of September 30, 2002, there were only 1,100,071 shares of common stock available for future issuance under the Purchase Plan. The proposed share increase will assure that a sufficient reserve of common stock is available under the Purchase Plan to attract and retain the services of employees, which is essential to our long-term growth and success.

      The existing Purchase Plan has a 10 year term and will terminate on February 6, 2005. The Board has proposed to extend the expiration date of the Purchase Plan until December 18, 2012.

      The principal terms and provisions of the Purchase Plan, as amended, are summarized below. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. You may obtain a copy of the actual plan document by sending a written request to our Corporate Secretary at our principal executive offices in Sunnyvale, California.

Purpose

      The purpose of the Purchase Plan is to provide eligible employees of Oak and its participating affiliates with the opportunity to acquire a proprietary interest in us through participation in a payroll-deduction based employee stock purchase plan designed to operate in compliance with Section 423 of the Internal Revenue Code. Participating affiliates may include any of our parent or subsidiary corporations, whether now existing or hereafter established, which elect to extend the benefits of the Purchase Plan to their eligible employees.

Share Reserve

      The maximum number of shares of our common stock which may be issued over the term of the Purchase Plan is 3,300,000 shares, including the 500,000 share increase for which stockholder approval is sought under this Proposal. As of September 30, 2002, 1,100,071 shares were available for issuance under the Purchase Plan. Assuming stockholder approval of this Proposal, the number of shares available for issuance under the Purchase Plan will be increased to 1,600,071.

      In the event any change is made to the outstanding shares of common stock by reason of any re-capitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Purchase Plan, (ii) the maximum aggregate number and class of securities purchasable by all participants on any one purchase date, and (iii) the class and maximum number of securities subject to each outstanding participation election and the purchase price payable per share thereunder.

Administration

      The Purchase Plan is administered by the Compensation Committee of the Board of Directors. Such Committee, as Plan Administrator, has full authority to adopt such rules and procedures as it may deem necessary for proper plan administration and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by us without charge to participants.

Offering and Purchase Periods

      Under the Purchase Plan, shares are issued through a series of overlapping, consecutive offering periods lasting for twenty-four months, with a new offering period commencing on the first business day of February and the first business day of August each year. Each 24 month offering period will include four six-month purchase periods. Purchase periods currently run from the first business day of February to the last business day of July each year, and from the first business day in August to the last business day in January of the following year until the Purchase Plan terminates. Each participant is granted an option to purchase shares of common stock for each purchase period in which he or she participates. The option will be granted on the first business day of each purchase period and will be automatically exercised on the last business day of each purchase period. Each option entitles the participant to purchase the whole number of shares of common stock obtained by dividing the participant’s payroll deductions for the purchase period by the purchase price in effect for such period.

      The Purchase Plan also provides that, to the extent permitted by any applicable laws, regulations or stock exchange rules, if the fair market value of Oak common stock on any exercise date in an offering period is lower than the fair market value of Oak common stock on the first day of the offering period, then all participants in such offering period will be automatically withdrawn from such offering period immediately after the exercise of their options on such exercise date and automatically re-enrolled in the immediately following offering period as of the first day thereof.

Eligibility

      Any individual who customarily works for more than twenty (20) hours per week for more than five (5) months per calendar year in the employ of Oak or any participating affiliate is eligible to participate in the Purchase Plan. An individual who is an eligible employee at the start of any offering period may join that offering period at that time. An individual who first becomes an eligible employee after such start date may join the Purchase Plan on the start date of any subsequent offering period on which he or she is an eligible employee.

      As of September 30, 2002, approximately 453 employees, including 5 executive officers, were eligible to participate in the Purchase Plan.

Payroll Deductions

      Each participant may authorize payroll deductions in any multiple of 1% of his or her base compensation, up to a maximum of ten percent (10%).

Purchase Price

      The purchase price per share at which common stock will be purchased on the participant’s behalf on each purchase date will be equal to the lower of (i) 85% of the fair market value of a share of common stock on the first day of the offering period or (ii) 85% of the fair market value of a share of common stock on the last day of the purchase period.

Purchase Provisions

      On the last business day of each purchase period, the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares of common stock at the purchase price in effect for the participant for that purchase period. The number of shares purchased during any purchase period by a participant may not exceed 500.

Valuation

      The fair market value per share of common stock on any relevant date will be the closing selling price per share on such date on the Nasdaq National Market. On September 30, 2002, the closing selling price per share of common stock was $3.18 per share.

Special Limitations

      The Purchase Plan imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

(i) No option may be granted to any individual who owns stock (including stock purchasable under any outstanding participation elections) possessing 5% or more of the total combined voting power or value of all classes of stock of Oak or any of its affiliates.

(ii) No option granted to a participant may permit such individual to purchase common stock at a rate greater than $25,000 worth of such common stock (valued at the time such option is granted) for each calendar year the option remains outstanding at any time.

(iii) The number of shares purchased during any purchase period by a participant may not exceed 500.

Termination of Options

      The option will immediately terminate upon the participant’s loss of eligible employee status or upon his or her affirmative withdrawal from the purchase period. The payroll deductions collected for the purchase period in which the option terminates will be immediately refunded.

Stockholder Rights

      No participant will have any stockholder rights with respect to the shares of common stock covered by his or her option until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

      No option will be assignable or transferable other than in connection with the participant’s death and will be exercisable only by the participant during his or her lifetime.

Acquisition

      In the event we are acquired by merger or asset sale during a purchase period, we will have the power to make the following binding arrangements: (i) purchase the shares subject to outstanding participation elections for the purchase period occurring at such time at a purchase price equal to 85% of the lower of (A) the fair market value per share of common stock on the start date of the offering period during which the acquisition occurs or (B) the fair market value per share of common stock immediately prior to such acquisition; (ii) cause the acquiring corporation to assume all outstanding purchase elections or (iii) cancel all of the outstanding participation elections and options to purchase shares in return for payment by us of an amount not less than the amount credited to the participant’s stock purchase account.

Amendment and Termination

      The Purchase Plan currently provides that it will terminate upon the earliest to occur of (i) February 6, 2005, (ii) the date on which all available shares are issued or (iii) the date on which all outstanding participation elections are exercised in connection with an acquisition of us.

      Under the proposed amendment, the Purchase Plan will terminate upon the earliest to occur of (i) December 18, 2012, (ii) the date on which all available shares are issued or (iii) the date on which all outstanding participation elections are exercised in connection with an acquisition of us.

      The Board of Directors may at any time alter, suspend or discontinue the Purchase Plan. However, the Board of Directors may not, without stockholder approval, (i) materially increase the number of shares issuable under the Purchase Plan except in connection with certain changes in our capital structure, (ii) alter the purchase price formula so as to reduce the purchase price, (iii) materially increase the benefits accruing to participants or (iv) materially modify the requirements for eligibility to participate in the Purchase Plan.

Stock Issuances

      The table below shows, as to each of the executive officers named in the Summary Compensation Table and the various indicated groups, the following information with respect to Purchase Plan transactions effected during the period from July 1, 2001 to September 30, 2002: (i) the number of shares of common stock purchased under the Purchase Plan during that period and (ii) the weighted average purchase price paid per share of common stock in connection with the purchases.

Purchase Plan Transactions

Weighted Average
Name	Number of Shares	Purchase Price

Young K. Sohn	—	—
John S. Edmunds	—	—
Simon P. Dolan	1,497	$6.17
David J. Power	—	—
John Squire	—	—
Shlomo Waser(1)	—	—
All current executive officers as a group (5 persons)	1,497	$6.17
All non-employee directors as a group (6 persons)	—	—
All current employees, including current officers who are not executive officers as a group (448 persons)	316,891	$5.96

(1)	Mr. Waser resigned as Senior Vice President and General Manager, Optical Storage Group in March 2002.

Federal Tax Consequences

      The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us, in connection with the grant or the exercise of an outstanding option. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

      If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start date of the offering period in which such shares were acquired or within one (1) one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

      If the participant sells or disposes of the purchased shares more than two (2) years after the start date of the offering period in which such shares were acquired and more than one (1) one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares at the time the option was granted exceeded the purchase price paid for those shares or (ii) the amount by which the fair market value of the stock at the time of disposition of the stock exceeded the purchase price paid for those shares. Any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to any income tax deduction with respect to such sale or disposition.

      If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of the option grant exceeded the purchase price or (ii) the amount by which the fair market value of the shares at the time of the individual’s death exceeded the purchase price will constitute ordinary income in the year of death. We will not be entitled to any income tax deduction even though the employee will recognize income.

Accounting Treatment

      Under current accounting rules, the issuance of common stock under the Purchase Plan will not result in a compensation expense chargeable against our reported earnings.

Stockholder Approval

      The affirmative vote of a majority of our outstanding voting shares present or represented and entitled to vote at the annual meeting is required for approval of the amendment to the Purchase Plan. Should such stockholder approval not be obtained, then the share reserve will not be increased and the term of the Purchase Plan will not be extended. The Purchase Plan will, however, continue to remain in effect until February 6, 2005 (if not terminated earlier), and shares may continue to be issued pursuant to the provisions of the Purchase Plan until the available reserve of common stock under such plan is issued.

      The Board of Directors recommends that the stockholders vote “FOR” the amendment to the Purchase Plan. The Board believes that it is in Oak’s best interests to continue to maintain a program of stock ownership for our employees in order to provide them with a meaningful opportunity to acquire a proprietary interest in us and thereby encourage such individuals to remain in our service and more closely align their interests with those of the stockholders.

PROPOSAL 3

APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN

      Our stockholders are being asked to approve an amendment to the 1994 Stock Option Plan (the “Option Plan”) to

•	increase the number of shares of common stock available for issuance by 2,500,000 shares;

•	extend of the term of the Option Plan until December 18, 2012; and

•	prohibit repricing of outstanding options under the Option Plan without stockholder approval.

      All share and per share amounts included in this Proposal reflect the two-for-one (2-for-1) stock split effected on March 28, 1996.

      The amendments to the Option Plan, which are the subject of this Proposal, were adopted by the Board of Directors in October 2002, subject to approval by the stockholders at the annual meeting.

      The proposed share increase will assure that a sufficient reserve of common stock is available under the Option Plan to attract and retain the services of employees, which is essential to our long-term growth and success.

      The Option Plan constitutes a key component of our employee compensation and is an important factor in Oak’s ability to attract and retain experienced and talented employees and to provide an incentive for them to exert their best efforts on behalf of Oak. The Board believes that the increase in the number of shares available for issuance under the Option Plan will strengthen our ability to retain and attract key employees and motivate such employees to attain overall corporate goals.

      At September 30, 2002, there were only 1,111,885 shares of common stock available for future awards under the Option Plan and the Board has concluded that additional shares are needed for stock grants. Accordingly, the Board approved, subject to stockholder approval, an additional 2,500,000 shares for issuance under the Option Plan.

      The existing Option Plan has a 10 year term and will terminate on December 13, 2004. The Board has also proposed to extend the expiration date of the Option Plan until December 18, 2012.

      The proposed amendment would also provide that the exercise price of an option granted under the Option Plan may not be changed after the date of grant without the approval of stockholders, and that no stock option may be repriced (including, without limitation, by canceling an outstanding option and replacing such option with a new option with a lower exercise price) without stockholder approval. This will not, however, prohibit adjustments related to stock splits, stock dividends, recapitalizations and other changes in the corporate structure or shares of Oak.

      The following is a summary of the principal features of the Option Plan, as amended. The summary, however, does not purport to be a complete description of all the provisions of the Option Plan. You may obtain a copy of the actual plan document by sending a written request to our Corporate Secretary at our principal executive offices in Sunnyvale, California.

Plan Administration

      The Compensation Committee of the Board, and the Board itself, have separate but concurrent authority to administer the Option Plan. The Plan Administrator (which as used in this summary will mean either the Compensation Committee or the Board to the extent each such entity is administering the Option Plan) will have complete discretion, subject to the provisions of the Option Plan, to authorize option grants under the Option Plan.

Share Reserve

      The maximum number of shares of our common stock available for issuance over the term of the Option Plan may not exceed 18,300,000 shares, including the 2,500,000 share increase for which stockholder approval is sought under this Proposal. As of September 30, 2002, 1,111,885 shares were available for future option grants under the Option Plan. Assuming stockholder approval of this Proposal, the number of shares available for future option grants will be increased to 3,611,885.

      The shares of common stock issuable under the Option Plan may be drawn from shares of our authorized but unissued common stock or from shares of common stock reacquired by us, including shares repurchased on the open market.

      In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and to each participant) under the Option Plan and to each outstanding option.

      Should an option expire or terminate prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the Option Plan. Unvested shares issued under the Option Plan and subsequently repurchased by us at the original exercise price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the Option Plan.

Eligibility

      Officers and other employees of Oak and its parent or subsidiaries (whether now existing or subsequently established), non-employee members of the Board and the Board of Directors of its parent or subsidiaries and consultants and independent advisors of Oak and its parent and subsidiaries are eligible to participate in the Option Plan.

      As of September 30, 2002, approximately 453 employees, including 5 executive officers, and 6 non-employee Board members were eligible to participate in the Option Plan.

Valuation

      The fair market value per share of common stock on any relevant date under the Option Plan will be the closing selling price per share on the day preceding that date on the Nasdaq National Market. On September 30, 2002, the closing selling price per share was $3.18.

Option Grants

      Two types of options may be granted under the Option Plan: incentive stock options and non-qualified options. Incentive stock options may be granted at an exercise price per share not less than one hundred percent (100%) of the fair market value of the common stock on the option grant date and non-qualified options may be granted under the Option Plan at an exercise price per share not less than eighty five percent (85%) of the fair market value per share of common stock on the option grant date. No granted option will have a term in excess of ten years.

      Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent such option is exercisable for vested shares.

General Provisions

Change Of Control

      In the event that we are acquired by merger, asset sale or a sale of shares by the stockholder or in the event of our liquidation or dissolution, each outstanding option under the Option Plan which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will terminate and cease to be outstanding effective as of the date of such transaction.

Financial Assistance

      The Plan Administrator may permit one or more participants to pay the exercise price of outstanding options under the Option Plan by delivering a promissory note payable in installments. The Plan Administrator will determine the terms of any such promissory note.

Special Tax Election

      The Plan Administrator may provide one or more holders of options with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such tax liability.

Amendment And Termination

      The Board may amend or modify the Option Plan in any or all respects whatsoever subject to any required stockholder approval. The Board may terminate the Option Plan at any time, and the Option Plan will in all events terminate on December 13, 2004.

      Under the proposed amendment, the Option Plan will in all events terminate on December 18, 2012.

Stock Awards

      The table below shows, as to each of our executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of common stock subject to options granted between July 1, 2001 and September 30, 2002 under the Option Plan together with the weighted average exercise price payable per share.

Option Transactions

	Number of	Weighted Average
Name	Option Shares(1)	Exercise Price

Young K. Sohn	500,000	$4.42
John S. Edmunds	50,000	$4.42
Simon P. Dolan	51,000	$4.60
David J. Power	92,000	$9.63
John Squire	160,000	$9.87
Shlomo Waser(1)	—	—
All current executive officers as a group (5 persons)	853,000	$6.01
All non-employee directors as a group (6 persons)	165,000	$16.14
All current employees, including current officers, who are not executive officers as a group (448 persons)	4,294,980	$8.58

(1)	Mr. Waser resigned as Senior Vice President and General Manager, Optical Storage Group in March 2002.

Federal Income Tax Consequences

Option Grants

      Options granted under the Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options

      No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

      If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

     Non-Statutory Options

      No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

      If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee’s termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when vested, an amount equal to the excess of (i) the fair market value of the shares on the date that vesting occurs over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

      We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of Oak in which such ordinary income is recognized by the optionee.

Deductibility of Executive Compensation

      We anticipate that any compensation deemed paid by Oak in connection with disqualifying dispositions of incentive stock option shares, or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, all compensation deemed paid with respect to those options is expected to remain deductible by us without limitation under Code Section 162(m). Compensation deemed paid with respect to options that do not constitute performance-based compensation generally must be taken into account for purposes of the $1 million limitation per covered individual and we would not be entitled to a deduction to the extent that the total consideration paid to an individual exceeded $1 million.

Accounting Treatment

      Option grants with exercise prices less than the fair market value of the shares on the grant date will result in a compensation expense to our earnings equal to the difference between the exercise price and the fair market value of the shares on the grant date. Such expense will be accruable by us over the period that the option shares are to vest. Option grants with an exercise price equal to the fair market value of the shares on the grant date will not result in any charge to our earnings. However, we must disclose in footnotes, and pro-forma statements to our financial statements, the impact those options would have upon our reported earnings were the value of those options at the time of grant treated as a compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

New Plan Benefits

      As of September 30, 2002, no option grants have been made under the Option Plan on the basis of the 2,500,000 share increase for which stockholder approval is sought as part of this Proposal.

Stockholder Approval

      The affirmative vote of a majority of our outstanding voting shares present, or represented and entitled to vote at the 2002 annual meeting, is required for approval of the amendment to the Option Plan. Should such stockholder approval not be obtained, then the share reserve will not be increased and the term of the Option Plan will not be extended. The Option Plan will, however, continue to remain in effect, and option grants may continue to be made pursuant to the provisions of the Option Plan prior to its amendment until the available reserve of common stock under such plan is issued.

      The Board of Directors recommends that the stockholders vote “FOR” the approval of the amendment to the Option Plan. The Board believes that it is in the best interests of our Company to assure that a sufficient reserve of common stock is available to continue to implement a comprehensive equity incentive program for our Company. This will provide a meaningful opportunity for our officers, employees and non-employee Board members and other such parties to acquire a substantial proprietary interest in the enterprise and thereby encourage such individuals to remain in our service and more closely align their interests with those of the stockholders.

PROPOSAL 4

APPROVAL OF STOCK OPTION EXCHANGE PROGRAM

      Our stockholders are being asked to approve a Stock Option Exchange Program under which employees will be offered a one-time opportunity to exchange their current stock options under the 1994 Employee Stock Option Plan with an exercise price equal to or greater than $5.00, for a lesser number of new options, to be granted at least six months and one day from the cancellation of the surrendered options. Under this Proposal, Oak would be authorized, but not obligated to, implement a Stock Option Exchange Program during the next year, as further described below.

      This Proposal was adopted by the Board of Directors in October 2002, subject to approval by the stockholders at the annual meeting.

Purpose

      The Board of Directors has determined that it would be in the best interests of Oak and its stockholders to implement a Stock Option Exchange Program. Under the program, employees will be offered the opportunity to exchange their stock options that have an exercise price equal to or greater than $5.00 for a lesser number of options to be issued at least six months and a day from the cancellation of the surrendered options.

      Stock options are a critical component of employee compensation. They encourage our employees to act as owners, which helps to align their interests with those of stockholders. We grant stock options to motivate and reward our employees for profitable growth and to encourage them to continue their employment with us. We believe that stock options provide incentive to employees to promote increased stockholder value and are a major factor in our ability to attract and retain key personnel responsible for the continued development and growth of the Company’s business.

      Recent adverse economic conditions have had a negative effect on the technology industry. As a result, the trading price of the Company’s common stock has recently declined, following the overall market.

      One consequence of this decrease in our stock price is that many options currently held by employees were granted at an exercise price considerably higher than the current trading price of our common stock. This difference between the exercise price and the trading price has rendered these options without value, unless our stock price returns to its previous levels. While we are optimistic about our future, in light of the recent general economic slowdown, especially its effects on the high technology sector, it is unknown when investor perceptions regarding the financial condition and prospects for our industry will improve. Accordingly, our stock price may not return to its previous levels in the near term.

      The fact that a substantial amount of stock options is significantly “underwater” and may continue to be so for the near term, may negatively impact such options serving as a meaningful and positive part of our compensation and retention programs.

      We believe that the Stock Option Exchange Program is critical to provide positive motivation to, and to avoid the potential loss of, our employees, many of whom hold options with an exercise price significantly higher than the current trading price of our common stock. With a reduced likelihood of achieving prior expectations from these “underwater” stock options, such employees may have an incentive to seek alternative employment with our competitors and other technology companies with low current trading prices, and secure stock options at these other companies at an attractively low exercise price. The loss of these employees would have a detrimental effect on our business and financial results.

      The Stock Option Exchange Program provides us with a fresh start to motivate and reward our employees for their role in achieving operational and financial goals and increasing shareholder value. By realigning the exercise prices of previously granted stock options more closely with the current market price of our common stock, the Stock Option Exchange Program increases our employees’ opportunity to realize value from their stock options and provides incentive for employees to create stockholder value. By undertaking an exchange of old options for a lesser number of new options, we can avoid the potential additional dilution to our stockholders and the resulting potential decrease in earnings per share that could result from simply granting additional options to employees at the current market price of our common stock.

      We have structured the program to strike a balance between stockholder interests and those of our employees.

•	Employees participating in the program will receive new options for a lesser number of shares than they surrender. The exchange ratios of surrendered options to replacement options, which will be determined at the time the program is implemented, will vary depending on the exercise price of surrendered options. For example, based on the closing sale price of Oak common stock on the Nasdaq National Market on October 23, 2002, the exchange ratio would range from 1.40 to 1, to 1.60 to 1. In any event, the exchange ratio will not be lower than 1.15 to 1. This approach is designed to limit any dilution in your ownership and reduce the overhang represented by our outstanding options.

•	Our executive officers and directors will not be eligible to participate in the program.

      We will not implement the Stock Option Exchange Program unless it is approved by the shareholders. This Proposal only contemplates a one-time exchange of options; any additional such exchanges undertaken by us would require prior stockholder approval.

Background

      Our general policy has been to grant options to employees at the time of their initial employment, to make annual grants of options to employees, and to make additional grants of options from time to time to provide an incentive for, and to reward, extraordinary performance. At the time an option is awarded, we specify the number of shares of common stock that can be purchased upon exercise of the option and the price per share which the employee must pay in order to exercise the option. We do not grant stock options with an exercise price less than the current trading price of our common stock.

      As of October 23, 2002, options to purchase an aggregate of 10,412,014 shares of our common stock were outstanding under the Option Plan, with exercise prices ranging from $1.28 to $21.56. Of those, approximately 5,210,545 would have been eligible for exchange under the Stock Option Exchange Program as of October 23, 2002. The exercise prices for these options are indicated in the following table:

Exercise Price	Number of Options

$5.00 to $10.00	2,138,903
Above $10.00	3,071,642
Total shares eligible for exchange	5,210,545

      On October 23, 2002, the closing sale price of our common stock on the Nasdaq National Market System was $1.75 per share. The shares of common stock for which the new options will be exercisable have been registered with the Securities and Exchange Commission (“SEC”).

      The new options will be granted from the 1994 Employee Stock Option Plan, the same plan under which the surrendered options were originally granted. The terms and conditions of the new options will generally be identical to the surrendered options they replace except for the exercise price, as more fully described below. All new options granted under the Stock Option Exchange Program will be nonqualified stock options for U.S. federal income tax purposes.

Description of Stock Option Exchange Program

     Grant of New Options

      If the Stock Option Exchange Program is implemented, our eligible employees would be permitted to make a one-time election to cancel their existing stock options with an exercise price equal to or higher than $5.00 and to receive a lesser number of new option with an exercise price equal to the market price of common stock as of the grant date of the new option. Currently, we anticipate that the Stock Option Exchange Program, if implemented, would commence in July 2003. In any event, the program would commence prior to the date of our 2003 annual meeting of stockholders. To participate in the program, an employee must cancel all of the options in a single grant. The new options will be issued on a date that is at least six months and one day after the cancellation of the old options.

     Eligibility

      The program is open to all of our United States employees and the employees of our participating subsidiaries. Our named executive officers are not, however, eligible to participate in the program. The program is also not available to our directors or any former employees. It is our intention to offer the program to employees in our international offices where it is feasible and practical to do so under local regulations.

     Exchange Ratio

      The exchange ratio for the Stock Option Exchange Program (i.e., how many current options an employee must surrender in order to receive one new option) will be determined by an independent third party consultant retained by Oak. In determining the appropriate exchange ratio, the consultant will utilize an option valuation model to calculate the value of each option both before and after the exchange. This option valuation model will take into account various factors, including the current fair market value of our common stock, the average exercise price and remaining life of the options, prevailing interest rates and the historical volatility of our stock price. The current values of the options before and after the exchange will then be used to determine an appropriate exchange ratio. This approach is value neutral to our stockholders. In other words, it is intended to limit the dilution in ownership that normally results when all options are exchanged on a one-for-one basis.

      Since the actual exchange ratio will not be set until the Stock Option Exchange Program is implemented and will depend on the then current fair market value of our common stock, we cannot presently determine the specific exchange ratio for the program.

      On October 23, 2002, the closing sale price of our common stock on the Nasdaq National Market System was $1.75 per share. The following table shows the hypothetical exchange ratios that would have been used in the Stock Option Exchange Program if the exchange ratio had been determined as of October 23, 2002:

Exercise Price	Options Surrendered	New Options

$5.00 to $10.00	1.40	1
Above $10.00	1.60	1

      The following table shows the hypothetical exchange ratios that would have been used in the Stock Option Exchange Program if the closing sale price of our common stock had been $5.00 per share on October 23, 2002 and the exchange ratio was determined as of that date:

Exercise Price	Options Surrendered	New Options

$5.00 to $10.00	1.15	1
Above $10.00	1.65	1

     Exercise Price of New Options

      All new options will be granted with an exercise price equal to the fair market value of our common stock on the date of the new grant, which will be a date that is at least six months and one day from the surrender date.

     Vesting of New Options

      The new options granted in the exchange will have the same vesting schedule as the related options cancelled in the offer. The new options will be vested on the date that is six months following the date of grant of the new options, to the same extent that the options they replace would have been vested on that date had they not been surrendered.

     Term of New Options

      The term of the new options will be the term remaining on the surrendered options.

     Other Terms and Conditions of New Options

      All of the other terms and conditions of the new options will generally be identical to the surrendered options they replace.

     Implementation of the Stock Option Exchange Program

      Our Board of Directors authorized the Stock Option Exchange Program in October 2002, subject to approval of the stockholders. If stockholders approve the Stock Option Exchange Program, Oak will be authorized, but not obligated, to implement a Stock Option Exchange Program on a one-time basis during the period commencing on December 19, 2002 and terminating on the date of the 2003 annual meeting of stockholders. If Oak elects to implement the Stock Option Exchange Program, eligible employees will be offered the opportunity to participate in the Stock Option Exchange Program under an Offer of Exchange to be filed with the SEC and distributed to all eligible employees. Employees will be given a short election period in which to accept the offer of the new options in exchange for the surrender of all their existing options. For those employees who choose to participate in the Stock Option Exchange Program, all of their current options which they elect to surrender will be cancelled on the last day of this election period. The new options will be granted on a date that is at least six months and one day after the cancellation of the existing options.

     Potential Modification to Terms to Comply with Governmental Requirements

      The terms of the option exchange program will be described in a Tender Offer Statement on Schedule TO that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to modify the terms to comply with SEC comments. In addition, it is currently our intention to make the program available to our employees who are located outside of the United States, where permitted by local law and where it is practical to do so. It is possible that we may need to make modifications to the terms offered to employees in foreign countries to comply with the requirements of those countries.

     Accounting Treatment

      We have structured the program to comply with Financial Standards Accounting Board guidelines so that Oak will receive the same accounting treatment for the new options as it does for its current options. In other words, the program has been designed so that we will not be subject to variable accounting compensation charges against our earnings. If these guidelines change prior to implementation of the program, we will modify our program as necessary to ensure the same treatment.

     U.S. Federal Income Tax Consequence

      The exchange should be treated as a non-taxable exchange and no income for U.S. federal income tax purposes should be recognized by the employees or the Company upon the grant of the new options.

Benefits to Employees and Officers of the Program

      Because the decision whether to participate in the stock option exchange program is completely voluntary, we are not able to predict who will participate or how may options any particular group of employees will elect to exchange.

      Also, as previously stated, our executive officers, including our named executive officers, are not eligible to participate in the program.

Effect on Stockholders

      We are not able to predict the impact the program will have on your rights as a stockholder because we are unable to predict how many option holders will exchange their options or what the future market price of our stock will be. The program was designed to avoid the dilution in ownership that normally results when all options are exchanged on a one-for-one basis. There is a risk that employees will not see the option exchange program as a sufficient incentive to motivate and retain them as employees. Also, if the price of our stock rises after the new options are granted, then option holders will be more likely to exercise the new options than the current options and the exercises are likely to occur earlier. As additional shares of our common stock are issued upon option exercises, existing stockholders will be proportionately diluted.

Proposed Plan Amendments

      If Proposal 3 is approved, the proposed amendment to the Option Plan would, among other things, expressly prohibit this kind of option exchange without stockholder approval. Whether or not the stockholders approve Proposal 3, however, we are seeking stockholder approval to expressly permit the Stock Option Exchange Program to occur on a one-time basis.

Stockholder Approval

      The affirmative vote of a majority of our outstanding voting shares present or represented and entitled to vote at the 2002 annual meeting is required for approval of this Proposal.

      The Board of Directors recommends that the stockholders vote “FOR” the approval of the Stock Option Exchange Program.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      Our Board of Directors has selected PricewaterhouseCoopers LLP as independent public accountants to audit our financial statements for the fiscal year ending June 30, 2003. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

      The affirmative vote of a majority of the shares represented and voting at the annual meeting is required for approval of this proposal. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interest of Oak and its stockholders.

      The Board of Directors recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending June 30, 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of our common stock by (i) all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock, (ii) each director and nominee for director, (iii) the Chief Executive Officer and the other executive officers named in the Summary Compensation Table below and (iv) all current executive officers and directors as a group. The information in the following table is as of September 30, 2002.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The table assumes that all options granted under our 1994 Employee Stock Option Plan and 1994 Directors Stock Option Plan become exercisable in accordance with their respective vesting terms. The percentage ownership is based on 55,802,253 shares of common stock outstanding on September 30, 2002. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after September 30, 2002 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

	Shares Owned

	Number	Percentage
Name of Beneficial Owners	of Shares	of Class

Young K. Sohn	1,516,940	2.6%
John S. Edmunds	155,600	*
Simon P. Dolan	127,821	*
David J. Power	50,000	*
John Squire	—	*
Shlomo Waser	—	*
Richard B. Black	257,310	*
K.C. Murphy	15,250	*
David Rynne	19,250	*
Peter Simone	74,910	*
Timothy Tomlinson	79,861	*
Albert Y. C. Yu	14,530	*
FMR Corp	5,496,580	9.9%
Executive officers and directors as a group (11 persons)	2,311,472	4.0%

*	Less than 1%

      Additional Information. Additional information regarding the beneficial ownership of shares held by these persons is indicated below. The address of Messrs. Sohn, Edmunds, Dolan, Power and Squire is c/o Oak Technology, Inc., 1390 Kifer Road, Sunnyvale, CA 94086. The address of Mr. Waser is 1610 Hummingbird Lane, Sunnyvale, CA 94087. The address of Mr. Black is 10655 N. Upper Meadow Road, Moose, WY 83012. The address of Mr. Murphy is 18641 Withey Rd., Los Gatos, CA 95030. The address of Mr. Rynne is 26120 Rancho Manuella Ln, Los Altos Hills, CA 94022. The address of Mr. Simone is 61 Lehigh Road, Wellesley, MA 02482. The address of Mr. Tomlinson is c/o Tomlinson Zisko Morosoli & Maser LLP, 200 Page Mill Road, 2nd Floor, Palo Alto, CA 94306. The address of Dr. Yu is 13416 Middle Fork Lane, Los Altos Hills, CA 94022.

      Mr. Sohn: 1,477,000 of these shares are subject to options exercisable within 60 days of September 30, 2002. Mr. Sohn is Chairman of the Board, President and Chief Executive Officer of Oak.

      Mr. Edmunds: 155,600 of these shares are subject to options exercisable within 60 days of September 30, 2002. Mr. Edmunds is Senior Vice President of Finance and Chief Financial Officer of Oak.

      Mr. Dolan: 125,600 of these shares are subject to options exercisable within 60 days of September 30, 2002. Mr. Dolan is Senior Vice President and General Manager, Imaging Group, of Oak.

      Mr. Power: 50,000 of these shares are subject to options exercisable within 60 days of September 30, 2002. Mr. Power is Vice President of Legal, General Counsel and Secretary of Oak.

      Mr. Squire: Mr. Squire was appointed to Senior Vice President and General Manager, Optical Storage, of Oak in September 2002.

      Mr. Waser: Mr. Waser resigned as Senior Vice President and General Manager, Optical Storage, of Oak in March 2002.

      Mr. Black: 228,610 of these shares are subject to options exercisable within 60 days of September 30, 2002. Mr. Black is Vice-Chairman of the Oak Board.

      Mr. Murphy: 15,250 of these shares are subject to options exercisable within 60 days of September 30, 2002. Mr. Murphy is a director of Oak.

      Mr. Rynne: 19,250 of these shares are subject to options exercisable within 60 days of September 30, 2002. Mr. Rynne is a director of Oak.

      Mr. Simone: 26,410 of these shares are subject to options exercisable within 60 days of September 30, 2002. Mr. Simone is a director of Oak.

      Mr. Tomlinson: 59,210 of these shares are subject to options exercisable within 60 days of September 30, 2002. Mr. Tomlinson was a director of Oak before his resignation as of September 30, 2002

      Dr. Yu: 14,530 of these shares are subject to options exercisable within 60 days of September 30, 2002. Dr. Yu is a director of Oak.

      FMR Corp: The number of shares beneficially owned by FMR Corp was reported in Schedule 13G filed with Securities and Exchange Commission as of February 14, 2002.

      Executive officers and directors as a group: 2,171,460 of these shares are subject to options exercisable within 60 days of September 30, 2002.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary of Cash and Certain Other Compensation

      The following table sets forth information for the fiscal years ended June 30, 2002, June 30, 2001 and June 30, 2000 concerning compensation paid or accrued by us to (i) the Chief Executive Officer, and (ii) the four most highly compensated executive officers whose total annual salary and bonus for fiscal year 2002 exceeded $100,000 and who were serving as executive officers as of June 30, 2002.

Summary Compensation Table

								Long-Term
								Compensation
								Awards
		Annual Compensation
								Securities
						Other Annual		Underlying	All Other
Name and Principal Position	Year	Salary($)		Bonus($)(1)		Compensation		Options	Compensation

Young K. Sohn(2)	2002		$450,000		$—		$—	500,000		$3,153
President and Chief	2001		$450,000		$—		$—	400,000		$3,045
Executive Officer	2000		$450,000		$—		$—	100,000		$1,852
John S. Edmunds(3)	2002		$200,000		$—		$—	50,000		$3,281
Senior Vice President	2001		$200,000		$—		$—	40,000		$4,118
of Finance and Chief	2000		$76,731	$			$—	210,000		$1,076
Financial Officer
Simon P. Dolan(4)	2002		$210,000		$—		$—	51,000		$2,984
Senior Vice President	2001		$210,000		$—		$—	40,000		$45,380
and General Manager,	2000		$134,584		$25,000		$—	190,000		$188,440
Imaging Group
David J. Power(6)	2002		$185,904		$—		$—	92,000		$3,184
Vice President of Legal,	2001		$156,923		$—		$—	100,000		$2,585
General Counsel and Secretary	2000	$	N/A	$	N/A	$	N/A	N/A	$	N/A
Shlomo Waser(5)	2002		$158,000		$—		$—	—		$300,562
Senior Vice President and	2001		$68,365		$100,000		$—	200,000		$2,801
General Manager, Optical	2000	$	N/A	$	N/A	$	N/A	N/A	$	N/A
Storage

(1)	The award of any performance bonus is subject to the discretion of the Compensation Committee of the Board and if awarded, will be based upon achievement of targets established for financial performance and attainment of other annual goals as determined by the Compensation Committee. No bonus will be paid for achievement of any of the designated levels of operating results unless a specified minimum level of income before income taxes is achieved by Oak. Additionally this represents bonus monies paid as part of hire on package.

(2)	All other compensation for fiscal 2002 includes 401(k) matching contribution of $2,125, group term life insurance premium of $648 and long-term disability of $380 paid by Oak. In fiscal year 1999, Mr. Sohn was awarded a $2,000,000 loan, for which the payment of principal and interest were forgiven in three equal annual installments over a three-year period measured from the first anniversary of the loan.

(3)	Mr. Edmunds joined Oak in January 2000. All other compensation for fiscal 2002 includes 401(k) matching contribution of $2,376, group term life insurance premium of $525 and long-term disability of $380 paid by Oak.

(4)	Mr. Dolan joined Oak in October 1999. All other compensation for fiscal 2002 includes 401(k) matching contribution of $2,191, group term life insurance premium of $432 and long-term disability of $361 paid by Oak.

(5)	Mr. Power joined Oak in July 2000. All other compensation for fiscal 2002 includes 401(k) matching contribution of $2,360, group term life insurance premium of $501 and long-term disability of $323 paid by Oak.

(6)	Mr. Waser joined Oak in March 2001 and resigned from Oak in March 2002. All other compensation for fiscal 2002 includes a severance payment of $296,250, 401(k) matching contribution of $2,763, group term life insurance premium of $1,286 and long-term disability of $263 paid by Oak.

Option Grants In Last Fiscal Year

      The following table contains information concerning the stock options granted to the persons named in the Summary Compensation Table during the fiscal year ended June 30, 2002. No stock appreciation rights were granted in fiscal 2002.

Option Grants in Last Fiscal Year

		Individual Grants			Potential Realizable Value
					($) at Assumed Annual
	Number of	Percent of			Rates of Stock Price
	Securities	Total Options			Appreciation for Option
	Underlying	Granted to	Exercise or		Term(1)
	Options	Employees in	Base Price	Expiration
Name	Granted(2)	Fiscal Year	($/sh)(3)	Date	5%	10%

Young K. Sohn	500,000 (4)	9.98	$4.42	06/27/12	$1,389,857	$3,522,171
John S. Edmunds	50,000 (4)	1.00	$4.42	06/27/12	$138,986	$352,217
Simon P. Dolan	1,000 (4)	0.02	$13.46	02/12/12	$8,465	$21,452
	50,000	1.00	$4.42	06/27/12	$138,986	$352,217
David J. Power	60,000 (4)	1.20	$12.41	08/01/10	$375,696	$909,217
	32,000	0.64	$4.42	06/27/12	$88,951	$225,419
Shlomo Waser	—	—	$—	—	$—	$—

(1)	Potential realizable value is based on an assumption that the stock price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the 10-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

(2)	All options except those noted, become vested for (i) either 24% of the underlying shares on the first anniversary of the grant date or 36% of the underlying shares on the 18-month anniversary of the grant date and (ii) for the balance of the shares in a series of successive equal monthly installments of 2% of the remaining option shares measured from the first anniversary of the vesting commencement date. Each option, unless noted was granted with a term of ten (10) years.

(3)	The exercise price may be paid in (i) cash, (ii) shares of common stock held for the requisite period to avoid a charge to our earnings for financial reporting purposes, (iii) through a same-day sale program or (iv) subject to the discretion of the Plan Administrator, by delivery of a full-recourse, secured promissory note payable to Oak.

(4)	The options all accelerate vesting by 18 months for Mr. Sohn and by 12 months for the other executive officers upon a change of control of Oak.

Option Exercises and Fiscal 2002 Year-End Values

      The following table provides certain information concerning exercises of options to purchase our common stock in the fiscal year ended June 30, 2002 by the persons named in the Summary Compensation Table and sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of June 30, 2002. Also reported are values of “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our common stock as of June 30, 2002. We have not issued any stock appreciation rights.

Aggregate Option Exercises and Fiscal 2002 Year-End Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired		Options at Fiscal Year-End		at Fiscal Year-End(1)
	on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Young K. Sohn	—	$—	1,332,187	1,032,813	$1,750,586	$352,264
John S. Edmunds	—	$—	117,000	183,000	$—	$5,500
Simon P. Dolan	—	$—	89,000	167,000	$—	$5,500
David J. Power	—	$—	26,400	105,600	$—	$3,520
Shlomo Waser(2)	48,000	$455,851	—	—	$—	$—

(1)	Calculated by determining the difference between the fair market value of the securities underlying the options at June 28, 2002 (based on the closing price of $4.53 for our common stock on the Nasdaq National Stock Market on June 28, 2002) and the exercise price of the options.

(2)	Mr. Waser resigned from Oak in March 2002.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plans Approved by Stockholders

Stock Option Plans

      Stockholders of the Company have approved the 1994 Employee Stock Option Plan, as amended, and the 1994 Directors Stock Option Plan, as amended.

Employee Stock Purchase Plan

      Oak maintains an employee stock purchase plan that is available to substantially all employees. A description of the Amended and Restated 1994 Employee Stock Purchase Plan is set forth in Proposal 2.

Equity Compensation Plans Not Approved by Stockholders

Executive Stock Option Plan

      The Board of Directors adopted the Executive Stock Option Plan (the “Executive Plan”) on January 27, 1999. As of June 30, 2002, no shares are available for issuance under this plan. A copy of the Executive Stock Option Plan was filed with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999.

      The Compensation Committee of the Board, and the Board itself, have separate but concurrent authority to administer the Executive Plan and have complete discretion, subject to the provisions of the Executive Plan, to authorize option grants under the Executive Plan. The maximum number of shares of common stock available for issuance over the term of the Executive Plan may not exceed 2,000,000 shares. Officers and other employees of Oak and its parent or subsidiaries, non-employee members of the Board and the Board of Directors of its parent or subsidiaries and consultants and independent advisors of Oak and its parent and subsidiaries are eligible to participate in the Executive Plan. Non-qualified options may be granted under the Executive Plan at an exercise price per share not less than eighty five percent (85%) of the fair market value per share of common stock on the option grant date. No granted option will have a term in excess of ten years. In the event that we are acquired by merger, asset sale or a sale of shares by the stockholder or in the event of our liquidation or dissolution, each outstanding option under the Executive Plan which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will terminate and cease to be outstanding effective as of the date of such transaction. The Board may amend or modify the Executive Plan in any or all respects, subject to any required stockholder approval. The Board may terminate the Executive Plan at any time, and the Executive Plan will in all events terminate on the tenth anniversary of the date the Plan is adopted by the Board. On February 22, 1999, the Board of Directors granted an option under the Executive Plan to purchase 2,000,000 shares of common stock at an exercise price of $3.00 per share to Young K. Sohn, Oak’s President and Chief Executive Officer.

Summary Table

      The following table sets forth information regarding equity compensation plans under which equity securities of Oak were authorized for issuance as of June 30, 2002.

Equity Compensation Plans

	(a)	(b)	(c)

			Number of Security Remaining
			Available for Future Issuance Under
	Number of Securities to		Equity Compensation Plans
	be Issued Upon	Weighted Average Exercise	(Excluding Securities Reflected in
	Exercise of Options	Price of Outstanding Options	Column (a))

Equity compensation plans approved by stockholders	11,343,382 (1)	$8.10	1,344,759
Equity compensation plans not approved by stockholders	1,305,000	$3.00	—

Total	12,648,382	$7.58	1,344,759

(1)	Represents shares of common stock issuable upon exercise of outstanding options granted under the 1994 Employee Stock Option Plan and the 1994 Directors Stock Option Plan. This number also includes shares of common stock issuable upon exercise of outstanding options granted under plans assumed by Oak in acquisitions. Oak cannot grant any additional options under these assumed plans.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors of Oak is responsible for assisting the Board in fulfilling its financial oversight responsibilities and reviewing Oak’s financial reporting process, systems of internal control, audit process and process for monitoring compliance with laws and regulations. Oak’s management has primary responsibility for preparing Oak’s financial statements and Oak’s financial reporting process. Oak’s independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of Oak’s audited financial statements to generally accepted accounting principles.

      In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Oak’s management.

2. The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants’ independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Oak’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, for filing with the Securities and Exchange Commission.

      Each of the members of the Audit Committee is independent as defined under the listing standards of the Nasdaq National Market.

      The fees paid to Oak’s independent auditors for the year ended June 30, 2002 were as follows:

Audit and Related Fees

      Audit Fees: The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for professional services rendered for (i) the audit of the Company’s annual financial statements set forth in the Company’s Annual Report for the fiscal year ended June 30, 2002, and (ii) the review of the Company’s quarterly financial statements set forth in the Company’s Quarterly Reports on Form 10-Q were approximately $268,000.

      All Other Fees: The aggregate fees billed by PricewaterhouseCoopers LLP for services other than those described above for the fiscal year ended June 30, 2002 were approximately $120,000.

      All other fees include fees for services such as tax consulting and compliance and other audit related services. Audit related services include work associated with auditing and accounting consultations regarding new accounting standards, SEC filings and acquisition related accounting assistance.

      The Company’s Audit Committee considered and determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein are compatible with maintaining PricewaterhouseCoopers independence and approved all non-audit related fees and services.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee during fiscal year 2002 were David Rynne and Albert Yu. None of the members of the Compensation Committee was at any time during the 2002 fiscal year or at any other time an officer or employee of Oak.

      No executive officer of Oak served on the Compensation Committee of another entity or on any other committee of the board of directors of another entity performing similar functions, during the last fiscal year.

Employment, Change of Control and Severance Arrangements

      On February 22, 1999, we entered into an employment agreement with Mr. Sohn in connection with his employment as our President and Chief Executive Officer. Pursuant to this agreement, Mr. Sohn is paid an annual base salary of $450,000 and is eligible to receive a performance bonus of 60% to 120% of his base salary for each fiscal year beginning with fiscal 2000 based on the achievement of certain fiscal and performance based objectives as agreed to with the Board. Mr. Sohn also executed a promissory note on February 22, 1999 for $2,000,000 with interest payable at a rate of 4.62% per annum, compounded annually. Oak forgave the repayment of principal and accrued interest on the note in three equal annual installments beginning February 25, 2000.

      Mr. Sohn was granted an option to purchase 2,000,000 shares of the Company’s common stock with an exercise price of $3.00 per share. The option shares vest in 50 equal monthly installments. Mr. Sohn exercised the option on February 22, 1999, subject to Oak’s right to repurchase any shares in which he is not vested upon his termination of employment.

      On April 9, 2002, Oak adopted a Retention and Severance Plan for the Chief Executive Officer (the “CEO Severance Plan”) and on May 6, 2002, Mr. Sohn and Oak entered into a related Agreement of Plan Participation. Under the CEO Severance Plan, if Mr. Sohn’s employment is terminated upon a “change of control,” as that term is defined in the plan, he will receive a lumpsum payment in an amount equal to 18 months of base salary and 18 months of his targeted bonus. In addition, his options will have their vesting accelerated by 18 months from the date of termination and he will receive paid COBRA coverage for 18 months. If Mr. Sohn’s employment is terminated in absence of a change of control, he will receive his base salary for a period of one year and a lump sum payment of his targeted bonus for one year. In addition, his options will continue to vest for a period of twelve months and he will receive paid COBRA coverage for twelve months.

      On April 9, 2002, Oak adopted a Retention and Severance Plan for Executives (the “Executive Severance Plan”) and on May 6, 2002, Oak entered into a related Agreement of Plan Participation with each of the following officers: John S. Edmunds, Simon P. Dolan and David J. Power. John Squire also entered into the same agreement upon joining the Company in September 2002. Under the Executive Severance Plan, if an executive’s employment is terminated upon a “change of control,” as that term is defined in the plan, the executive will receive a lumpsum payment in an amount equal to one year of base salary and one year of his targeted bonus. In addition, the executive’s options will have their vesting accelerated by twelve months from the date of termination and the executive will receive paid COBRA coverage for twelve months. If an executive’s employment is terminated in absence of a change of control, the executive will receive his base salary for a period of four months. In addition, the executive’s options will continue to vest for a period of four additional months and the executive will receive paid COBRA coverage for four months.

Report of the Compensation Committee on Executive Compensation

      The Compensation Committee is comprised of two independent, non-employee directors of Oak, neither of whom is a former employee of Oak. The Compensation Committee is currently comprised of David Rynne and Albert Yu. The Compensation Committee’s primary function is to provide guidance and leadership to the Board and senior management of Oak to enable them to design and execute compensation programs which attract and retain key talents. The primary role of the Compensation Committee is to review and approve salary, bonus, stock options and other benefits, direct or indirect, of our employees.

      We have considered the potential impact of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered to be performance based. Oak’s 1994 Option Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under the plan will qualify as performance-based compensation and will not be subject to the $1 million limitation. Our policy is to qualify to the extent reasonable our executive officers’ compensation for deductibility under applicable tax laws.

      Our compensation program and policies are designed to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders. Our compensation program utilizes base salary, performance based cash bonuses and stock options to motivate executive officers to achieve our business objectives and to recognize the value achieved by the executive team for our stockholders.

Salary

      During the fiscal year, the Committee reviews with the Chief Executive Officer, and approves, with modifications it deems appropriate, an annual salary plan for our executive officers. In making individual base salary decisions, the Committee reviews each officer’s duties and the contributions the officer has made to our overall performance. The Committee also compares the salary of each officer with other officers’ salaries, taking into consideration the number of years employed by us, the possibility of future promotions and the extent and frequency of prior salary adjustments.

Incentive Compensation

      We have continued an executive bonus plan, which is based upon achievement of targets established for financial performance and attainment of other annual goals as determined by the Committee. For the purposes of the bonus calculation under the bonus plan, performance is measured according to achievement of approved targets in specified categories. If the targeted levels are met, generally, each participant in the bonus plan may earn a bonus of up to 40% of such executives officer’s base salary, with the exception of the Chief Executive Officer who is eligible to earn a bonus from 60-120% of base salary. Payment of this performance bonus is based upon the achievement or fiscal and performance-based objectives as agreed to by the Board. If the targeted levels are exceeded, additional bonuses are earned. The maximum bonus, which can be earned in any year by an executive under the plan, is 150% of the targeted bonus. No bonus will be paid for achievement of any of the designated levels of operating results unless we achieve a specified minimum level of income before income taxes. In addition, regardless of whether targeted performance levels are met, any award is subject to the discretion of the Compensation Committee of our Board. No bonus was paid to any executive officer in fiscal 2002.

Stock Options

      The Committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for our stockholders. Generally the Committee grants stock options at the commencement of an executive officer’s employment and, depending upon that officer’s performance and the appropriateness of additional awards to retain key employees, periodically thereafter. In making its determination as to grant levels, the Committee takes into consideration prior grants to such executive, the number of years such officer has been employed by us, grants made in the broad high tech industry to similarly situated executives, and, in the case of an initial grant, the sufficiency of such grant to attract the executive to accept employment with us.

CEO Compensation

      The Committee independently determines the base salary for the Chief Executive Officer based on the assessment of our performance against our present goals, our performance within the semiconductor industry, the overall performance of the Chief Executive Officer, and the compensation levels of similarly situated chief executive officers.

      Mr. Sohn’s compensation was negotiated by the Oak Board in light of the objectives and assessment mentioned above. Pursuant to his employment agreement dated February 22, 1999, Mr. Sohn’s annual base salary is $450,000. Mr. Sohn did not receive a performance bonus during fiscal 2001 or 2002. In fiscal year 1999, Mr. Sohn received a special bonus of $2,000,000 (adjusted for inflation), structured as a loan forgiven in three equal annual installments upon completion of each year of service measured from February 26, 1999. The first installment of this loan was forgiven as of February 26, 2000, the second installment was forgiven as of February 25, 2001, and the third installment was forgiven as of February 25, 2002. Mr. Sohn was also granted an option to purchase 2,000,000 shares of common stock at an exercise price of $3.00 per share. Additionally, pursuant to his employment agreement dated February 22, 1999, this agreement provided an accelerated vesting of 50% of the unvested shares at such time as Oak’s common stock has an average closing price of $20.00 or more for 30 consecutive calendar days. This acceleration clause was triggered on August 1,

2000. The option shares vest in 50 equal monthly installments, and the vesting will accelerate upon a change of control of Oak or certain terminations of Mr. Sohn’s employment.

      During fiscal 2002, Mr. Sohn was granted an option to purchase 500,000 shares of common stock at an exercise price of $4.42. These options have a term of ten years and become vested for (i) 24% of the underlying shares on the first anniversary of the grant date and (ii) for the balance of the shares in a series of successive equal monthly installments of 2% of the remaining option shares measured from the first anniversary of the vesting commencement date. The vesting will accelerate 18 months upon a change of control of Oak or 12 months in the case of certain terminations of Mr. Sohn’s employment.

Compensation Committee:

David Rynne
Albert Yu

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In connection with his employment arrangement, Mr. Sohn also executed a promissory note on February 22, 1999 for $2,000,000 with interest payable at a rate of 4.62% per annum, compounded annually. Oak forgave the repayment of principal and accrued interest on the note in three equal annual installments beginning February 25, 2000. The first installment of this loan was forgiven as of February 26, 2000, the second installment was forgiven as of February 25, 2001, and the last installment was forgiven as of February 25, 2002. No principal or accrued interest remains due and payable under the note.

      Mr. Tomlinson is a general partner of Tomlinson Zisko Morosoli & Maser LLP, a law firm that provides legal services to Oak. Mr. Tomlinson resigned as a director on September 30, 2002.

COMPLIANCE WITH SECTION 16(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

      Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all executive officers, directors and more than 10% stockholders complied with all filing requirements applicable to them with respect to transactions during fiscal year 2002.

COMPARISON OF STOCKHOLDER RETURN

      Set forth below is a line graph comparing the annual percentage change in the cumulative total return on our common stock with the cumulative total return of a Peer Group index and the Nasdaq Stock Market Index-U.S. for the period commencing on June 30, 1997 and ending on June 30, 2002.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG OAK TECHNOLOGY, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND A PEER GROUP

*	$100 invested on 6/30/97 in stock or index — including reinvestment of dividends. Fiscal year ending June 30.

(1)	Oak effected a 2-for-1 split of its common stock on March 28, 1996.

(2) June 28, 2002 was the last day of trading for our fiscal year ended June 30, 2002.

TRANSACTION OF OTHER BUSINESS

      At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the accompanying proxy.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT 2003 ANNUAL MEETING

      Proposals of stockholders intended to be presented at the 2003 annual meeting of the stockholders must be received by the Corporate Secretary of Oak at its offices at 1390 Kifer Road, Sunnyvale, California 94086, no later than June 30, 2003 and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in our proxy statement for that meeting.

By Order of the Board of Directors

/s/ DAVID J. POWER

David J. Power
Vice President, General Counsel & Secretary

Sunnyvale, California

November 4, 2002

DETACH HERE

PROXY

OAK TECHNOLOGY, INC.

2002 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 18, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints David J. Power and Young K. Sohn, and each of them as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Common Stock which the undersigned is entitled to vote at the 2002 Annual Meeting of the Company, to be held at OAK TECHNOLOGY, INC., 1390 Kifer Rd., Sunnyvale, California on December 18, 2002 at 9:00 a.m. local time, and at any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement and (2) in their discretion upon such other matters as may properly come before the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE OR VOTE BY TELEPHONE OR INTERNET SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

OAK TECHNOLOGY, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

Vote by Telephone

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1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:

1.	Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).

3.	Enter your Voter Control Number located on your Proxy Card above your name.

4.	Follow the recorded instructions.

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3.	Enter your Voter Control Number located on your Proxy Card above your name.

4.	Follow the instructions provided.

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Do not return your Proxy Card if you are voting by Telephone or Internet

DETACH HERE

[X]	Please mark votes as in this example.

Your board of directors unanimously recommends that you vote to approve proposals 1, 2, 3, 4 and 5.

1.	To elect two Class II directors to hold office for a three-year term or until their successors are elected and qualified.

Nominees: (01) Albert Y. C. Yu and (02) K. C. Murphy

FOR ALL NOMINEES	[ ]	[ ]	WITHHELD FROM ALL NOMINEES	[ ]	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

				[ ]	MARK HERE IF YOU PLAN TO ATTEND THE MEETING
[ ]
For all nominees except as noted above

		FOR	AGAINST	ABSTAIN

2.	To amend the Amended and Restated 1994 Employee Stock Purchase Plan, to increase the number of shares of common stock authorized for issuance over the term of the Plan by 500,000 shares, and to extend the term of the Plan, as described in the Company’s proxy statement.	[ ]	[ ]	[ ]

		FOR	AGAINST	ABSTAIN

3.	To amend the 1994 Employee Stock Option Plan to increase the number of shares of common stock authorized for issuance over the term of the Plan by 2,500,000 shares, to extend the term of the Plan, and to prohibit the repricing of options under the Plan without stockholder approval, as described in the Company’s proxy statement.	[ ]	[ ]	[ ]

		FOR	AGAINST	ABSTAIN

4.	To approve a one-time exchange of options for new options to be granted at least six months and one day from the cancellation of the surrendered options, as described in the Company’s proxy statement.	[ ]	[ ]	[ ]

5.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the fiscal year ending June 30, 2003.	[ ]	[ ]	[ ]

6.	To transact any other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or Administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Signature:	Date:	Signature:	Date: